As filed with the Securities and Exchange Commission on September 26, 2003

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Jones Soda Co.

Name of Small Business Issuer in Its Charter

State of Washington	91-1696175
State of Incorporation	I.R.S. Employer Identification No.

234 Ninth Avenue North

Seattle, Washington 98109

(Address and zip code of principal executive offices)

Urban Juice & Soda Company Ltd. 1996 Stock Option Plan

(Full title of the plan)

Jennifer L. Cue, Chief Financial Officer

234 Ninth Avenue North

Seattle, Washington 98109

(206) 624-3357

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Timothy M. Woodland

Cairncross & Hempelmann, P.S.

524 Second Avenue, Suite 500

Seattle, Washington 98104

(206) 587-0700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Securities to be Registered(1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, no par value per share, under 1996 Stock Option Plan	1,427,500	(2)	$0.69	$984,975	(2)	$79.68

	110,000	(3)	$1.315	$144,650	(3)	$11.70

TOTAL	1,537,500					$91.38

(1)	This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization, merger, combination or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)	Consists of shares of common stock underlying outstanding options granted under the Registrant’s 1996 Stock Option Plan (the “1996 Plan”). The 1996 Plan has been terminated and no additional options may be granted under the 1996 Plan, but outstanding options continue in accordance with their terms. The proposed maximum offering price per share has been calculated pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”)., based on the weighted average of the per share exercise prices of $.93 CDN of currently outstanding options, which range from $0.56 CDN per share to $0.85 CDN per share, as converted from Canadian dollars into U.S. dollars based on the noon rate quoted by the Universal Currency Converter on September 19, 2003 of 1 Canadian dollar = U.S. $0.742153.
(3)	Consists of restricted shares previously issued pursuant to the exercise of stock options under the 1996 Plan. Pursuant to Rules 457(c) and (h) of the Securities Act, the proposed maximum offering price per share of common stock has been calculated on the basis of the market price per share of common stock, calculated as the average of the bid ($1.29) and ask ($1.34) prices for one share of common stock as reported by the OTC Bulletin Board on September 19, 2003.

EXPLANATORY NOTE

Jones Soda Co., a Washington corporation (the “Company”), is filing this registration statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on September 26, 2003 for the purpose of registering an aggregate of 1,537,500 shares of common stock, no par value per share (the “Common Stock”), consisting of 1,427,500 shares issuable upon the exercise of incentive and nonstatutory stock options that have been granted pursuant to the Urban Juice & Soda Company Ltd. 1996 Stock Option Plan (the “1996 Plan”), and 110,000 shares that are issued and outstanding pursuant to exercise of stock options under the 1996 Plan.

This Registration Statement also includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This reoffer prospectus may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 1,290,000 shares of common stock that constitute “restricted securities” that have been issued prior to the filing of this Registration Statement or “control securities” that are issued or issuable upon exercise of stock options under the 1996 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will send or give documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the instructions to Form S-8, the Company does not need to file these documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

REOFFER PROSPECTUS

1,290,000 SHARES OF COMMON STOCK

OF JONES SODA CO.

This reoffer prospectus relates to the reoffer and potential resale by the holders of up to 1,290,000 shares of common stock (the “Common Stock”) of Jones Soda Co. (“Jones Soda” or the “Company”) that have been or may be acquired by them under the Company’s 1996 Stock Option Plan (the “1996 Plan”). The selling shareholders are current or former employees, officers and directors of our Company who acquired the shares of Common Stock as compensation for services performed for the Company. See “Selling Shareholders” below.

Jones Soda will not receive any proceeds from any resale of the shares by any of the selling shareholders. However, Jones Soda will receive proceeds from the payment of the exercise price to exercise stock options under the 1996 Plan by a selling shareholder. The Company is paying the expenses incurred in registering the shares being offered by this reoffer prospectus, but all commissions, selling and other expenses incurred in selling the shares will be borne by each such selling shareholder.

The price at which the selling shareholders may sell the shares of common stock being offered by this prospectus will be determined by reference to the prevailing market price for the shares, or in negotiated transactions.

The shares of Common Stock are “control securities” and/or “restricted securities” under the Securities Act before their sale under this prospectus. This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling shareholders, on a continuous or delayed basis, to the public without restriction. Each selling shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

Our Common Stock is traded on the OTC Bulletin Board under the symbol “JSDA.OB” and on the TSX-V under the symbol “JSD.V.”

Investing in the Common Stock involves a high degree risk. For more information, please see “ Risk Factors” beginning on Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is September 26, 2003.

EXPLANATORY NOTE

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” and the “Company” are to Jones Soda Co., a Washington corporation, and its wholly owed subsidiaries Jones Soda Co. (USA) Inc., Jones Soda (Canada) Inc., myJones.com Inc. and Whoopass USA Inc.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. This prospectus, including the section entitled “Risk Factors” contains a number of forward-looking statements that reflect the Company’s current views and expectations with respect to its business, strategies, products, future results and events and financial performance. All statements other than statements of historical fact, including future results of operations or financial position, made in this prospectus are forward looking. In particular, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” “will,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated or implied by these forward-looking statements. The Company does not undertake any obligation to revise these forward-looking statements to reflect any future events or circumstances.

For a discussion of some of the factors that may affect the Company’s business, results and prospects, see “Risk Factors” below, beginning on page 5. Readers are urged to carefully review and consider the various disclosures made by the Company in this prospectus and the registration statement on Form S-8 of which this prospectus forms a part, and in the Company’s other reports previously filed with the Securities and Exchange Commission, including the Company’s periodic reports on Forms 10-KSB and 10-QSB, and those described from time to time in the Company’s press releases and other communications, which attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

WHERE TO FIND MORE INFORMATION ABOUT JONES SODA CO.

The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048, at prescribed rates. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants, including Jones Soda Co., that file electronically with the SEC. The address of this website is “http://www.sec.gov.“ You may also obtain information from the Public Reference Room by calling the SEC at 1-800-SEC-0330.

A copy of any document incorporated by reference in this registration statement of which this prospectus forms a part but which is not delivered with this prospectus will be provided by the Company without charge to any person to whom this prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of the Corporate Secretary, Jones Soda Co., 234 Ninth Avenue North, Seattle, Washington 98109. Our telephone number at that location is (206) 624-3357.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of Jones Soda Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

(1)	our Annual Report on Form 10-KSB for the year ended December 31, 2002, filed on March 28, 2003;

(2)	our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, filed on May 14, 2003;

(3)	our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed on August 11, 2003;

(4)	our Current Reports on Form 8-K filed on May 5, 2003 and August 1, 2003; and

(5)	the description of our Common Stock contained in our Registration Statement on Amendment No. 1 on Form 8-A/A filed on March 20, 2003, pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, and shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Corporate Secretary, Jones Soda Co., 234 Ninth Avenue North, Seattle, Washington 98109. Our telephone number is (206) 624-3357.

You should rely only on the information that is contained or incorporated by reference in this prospectus or any supplement. You should consider any statement contained in a document incorporated by reference or considered incorporated by reference into this prospectus to be modified or superceded to the extent that a statement contained in this prospectus, or in any subsequently filed document that is also incorporated by reference or deemed to be incorporated by reference in this prospectus, modifies or conflicts with the earlier statement. You should not consider any statement modified or superceded, except as so modified or superceded, to constitute a part of this prospectus. The information on our website and any other website referred to in this prospectus is not part of this prospectus.

THE COMPANY

We develop, produce, market and distribute “alternative” or “New Age” beverages. We currently produce, market and distribute four unique beverage brands,

•	Jones Soda Co.®, a “premium” soda,
•	Jones Naturals™, a non-carbonated juice & tea,
•	Jones Energy, an energy drink (in both 16 oz. and 8.4 oz. formats), and
•	WhoopAss™, an energy drink.

Our business strategy is to increase sales by expanding distribution of our internally developed brands in new and existing markets, stimulating consumer trial of our products and increasing consumer awareness of, and brand loyalty to, our unique brands and products. Key elements of our business strategy include:

•	creating strong distributor relationships;
•	stimulating strong consumer demand for our existing brands and products with primary emphasis in the United States and Canada; and
•	developing unique alternative beverage brands and products.

During 2002, we revised our strategy to focus our sales and marketing resources on the expansion and penetration of the Jones Soda products in certain of our core markets, namely the U.S. Northwest, U.S. Southwest, U.S. Midwest and Western Canada. Although we continue to distribute product through existing distributors in the U.S. Northeast and U.S. Southeast, as part of our strategy in 2002, we cut our sale force in these regions and elected not to expand distribution or focus resources in the U.S. Northeast and U.S. Southeast. Subsequently in April 2003, we entered in a new distributor relationship in New York City with Big Geyser.

The premise underlying our business strategy is that the commercial success of any alternative or New Age beverage brand will, in large part, be determined by its brand image. Moreover, due to the limited life cycle of beverages in the alternative or New Age category of the beverage industry, we believe that the ongoing process of creating new brands, products and product extensions will be an important factor in our long-term success. Beginning in March 1995, we shifted our business from being solely a regional distributor of licensed and unlicensed brands and products, to being exclusively a developer, producer, marketer and distributor of our internally developed brands and products. One of the main reasons for our change in strategic direction from distributing other brands to producing and marketing our own brands was the potential to increase sales beyond one specific territory and to earn higher gross margins from the sale of our own unique beverage brands.

We use contract packers to prepare, bottle and package our internally developed products, continually reviewing our contract packing needs in light of regulatory compliance and logistical requirements. Currently, our primary contract packers are located in Burnaby, British Columbia, Woodbridge, Ontario, Forest Grove, Oregon, and Cold Springs, Minnesota. Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications.

We arrange with independent trucking companies to have product shipped from our contract packers to independent warehouses. From such independent warehouses, we deliver our products through independent trucking companies to our distributors. Distributors sell and deliver our products either to sub-distributors or directly to retail outlets, and such distributors or sub-distributors stock the retailers’ shelves with our products.

Jones Soda Co. is a Washington corporation and has its principal place of business at 234 Ninth Avenue North, Seattle, Washington 98109 and its telephone number is (206) 624-3357.

RISK FACTORS

Risk Factors Affecting the Business of the Company

The following discussion in this prospectus contains forward-looking statements regarding the Company, its business, prospects and results of operations that involve risks and uncertainties. The Company’s actual results could differ materially from the results that may be anticipated by such forward-looking statements and discussed elsewhere in this prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed under the caption “Business” as well as those discussed elsewhere in this prospectus. In evaluating the Company’s business, prospects and results of operations, readers should carefully consider the following factors in addition to other information presented in this prospectus and in the Company’s other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company’s business, prospects and results of operations. See “Cautionary Notice Regarding Forward Looking Statements” above.

We rely heavily on our independent distributors, and this could affect our ability to efficiently and profitably distribute and market our product, and maintain our existing markets and expand our business into other geographic markets.

Our marketing and sales strategy presently, and in the future, will rely on the availability and performance of our independent distributors. We have entered into written agreements with many of our top distributors for varying terms and duration; however, most of our other distribution relationships are oral (based solely on purchase orders) and are terminable by either party at will, as we believe is common in the beverage industry. As such we currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from many of our distributors. In addition, despite the terms of the written agreements with many of our top distributors, there are no assurances as to the level of performance under those agreements, or that those agreements will not be terminated early. There is no assurance that we will be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and/or maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

Our independent distributors are not required to place minimum monthly or annual orders for our products. In order to reduce inventory costs, independent distributors endeavor to order products from us on a “just in time” basis in quantities, and at such times, based on the demand for the products in a particular distribution area. Accordingly, there is no assurance as to the timing or quantity of purchases by any of our independent distributors or that any of our distributors will continue to purchase products from us in the same frequencies and/or volumes as they may have done in the past.

Our ability to establish a market for our unique brands and products in new geographic distribution areas, as well as maintain and expand our existing markets, is dependent on our ability to establish and maintain successful relationships with reliable independent distributors strategically positioned to serve those areas. Many of our larger distributors sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their business. To the extent that our distributors are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, our sales and profitability will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include,

•	the level of demand for our brands and products in a particular distribution area,
•	our ability to price our products at levels competitive with those offered by competing products, and
•	our ability to deliver products in the quantity and at the time ordered by distributors.

We cannot ensure that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to expand our market, which will likely adversely effect our revenues and financial results.

For the year ended December 31, 2002, two distributors (out of our network of approximately 110 distributors) accounted for approximately 24.4% of the total number of cases of our beverage products sold. If these primary distributors were to stop selling our products or decrease the number of cases purchased, this could have an adverse impact on our revenues and financial results. In fact, in 2001 three of our top five distributors either filed for bankruptcy or went out of business. Although we subsequently entered into distribution agreements or letters of intent with new distribution partners for these three markets in late 2001 and early 2002, our revenues were adversely affected by downtime, transition costs and expenses resulting from the initial deployment of our products in each new distributor’s network. There can be no assurance that in the future we will be successful in finding new or replacement distributors if any our existing significant distributors cease operations, file for bankruptcy or terminate their relationship with us. There can be no assurance as to the number of cases sold by any of our distributors.

Opposition from traditional non-alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The alternative beverage industry is highly competitive. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of who also distribute other beverage brands. Our products compete with all non-alcoholic beverages, most of which are marketed by companies with greater financial resources than Jones Soda Co. and some of which are placing severe pressure on independent distributors not to carry competitive alternative or New Age beverage brands such as Jones and Whoopass. We also compete with regional beverage producers and “private label” soft drink suppliers. Increased competitor consolidations, market place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. As a means of maintaining and expanding our distribution network, we intend to introduce product extensions and additional brands. There can be no assurance that we will be able to do so or that other companies will not be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than the Company, could have a material adverse affect on our existing markets, as well as our ability to expand the market for our products.

We have limited working capital and may need to raise additional capital in the future.

At June 30, 2003, our cash and cash equivalents was $221,038, we had $2,282,160 in accounts receivable and $2,423,463 in inventory. Our working capital at June 30, 2003 was $1,632,000. Although we believe that net cash provided by operations and amounts available under our bank line of credit will be sufficient to meet anticipated cash needs for working capital and capital expenditures during fiscal 2003, a revenue shortfall could deplete our limited financial resources and require us to reduce costs and/or operations substantially or to raise additional funds through equity or debt financings. Our independent auditors have included a “going concern” explanatory paragraph in their report to our financial statements for the year ended December 31, 2002, citing recurring losses from operations.

Our capital needs in the future will depend upon factors such as market acceptance of our products and any other new products we launch, the success of our independent distributors and our production, marketing and sales costs. None of these factors can be predicted with certainty.

We may need substantial additional debt or equity financing in the future for which we currently have no commitments or arrangement. We cannot assure you that any additional financing, if required, will be available or, even if it is available that it will be on terms acceptable to us. If we raise additional funds by selling stock, the percentage ownership of our then current shareholders will be reduced. Any inability to obtain required financing could have a material adverse effect on our business, results of operations and financial condition.

We have not earned an operating profit in any year.

For the 2002 fiscal year, we had loss from operations of $1,056,904, and historically have not generated profit from operations. In addition, through June 30, 2003, we had an accumulated deficit of $9,707,563, most of which had resulted from our operations during the period in which we transformed from being a regional distributor of licensed and unlicensed beverage brands and products to being a unique brand holder producing, developing and marketing our own products. Our independent auditors have included a “going concern” explanatory paragraph in their report to our financial statements for the year ended December 31, 2002, citing recurring losses from operations. We believe that to operate at a profit we must:

•	increase the sales volume for our unique brands and products;
•	achieve and maintain efficiencies in operations;
•	maintain fixed costs at or near current levels; and
•	avoid significant increases in variable costs relating to production, marketing and distribution.

We cannot assure you that we will meet these objectives or achieve profitability or even if we do achieve profitability, that we will be able to sustain profitability. We have incurred significant operating expenses in the past and expect to do so again in the future and, as a result, will need to increase revenues in order to achieve profitability. Our ability to increase sales from current sales levels will depend primarily on success in expanding our current markets and introducing our current brands and products, and possibly new unique brands, products or product extensions, into new geographic distribution areas, particularly in the Northwest, Southwest and Midwest regions of the United States. Our ability to successfully enter new distribution areas will, in turn, depend on various factors, many of which are beyond our control including, but not limited to, the continued demand for our brands and products in target markets, the ability to price our products at levels competitive with competing products, the ability to establish and maintain relationships with distributors in each geographic area of distribution and the ability in the future to create, develop and successfully introduce one or more new brands, products, and product extensions.

We rely on third-party packers of our products, and this dependence could make management of our marketing and distribution efforts inefficient or unprofitable.

Even though we control and manage the entire manufacturing process of our products, we do not own the plant and equipment required to manufacture and package our beverage products and do not anticipate having such capabilities in the future. As a consequence, we depend on third-parties and contract packers to produce our beverage products and to deliver them to distributors. Our ability to attract and maintain effective relationships with contract packers and other third parties for the production and delivery of our beverage products in a particular geographic distribution area is important to the achievement of successful operations within each distribution area. Currently, competition for contract packers’ business is tight, especially in the western United States, and this could make it more difficult for us to obtain new or replacement packers, or to locate back-up contract packers, in our various distribution areas, and could also affect the economic terms of our agreements with our packers. There is no assurance that we will be able to maintain our economic relationships with current contract packers or establish satisfactory relationships with new or replacement contract packers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract packers for a distribution area could increase our manufacturing costs and thereby materially reduce profits realized from the sale of our products in that area. In addition, poor relations with our contract packers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition.

As is customary in the contract packing industry for comparably sized companies, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. To the extent demand for our products exceeds available inventory and the capacities produced by contract packing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on demand. Conversely, we may produce more products than warranted by the actual demand for it, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract packaging requirements may impair relationships with our independent distributors and key accounts, which, in turn, would likely have a material adverse affect on our ability to maintain profitable relationships with those distributors and key accounts.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers, between the ages of 12 and 34. In addition, our business depends on acceptance by our independent distributors of the Jones and Whoopass brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although we believe that we have been relatively successful towards establishing the Jones and Whoopass brands as recognizable brands in the New Age beverage industry, it may be too early in the product life cycle of the Jones and Whoopass brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. We believe that the success of the Jones Energy, Jones Naturals, and WhoopAss brands will also be substantially dependent upon acceptance of the Jones Soda Co. brand. Accordingly, any failure by the Jones Soda Co. brand to achieve or maintain acceptance or market penetration would likely have a material adverse affect on our revenues and financial results.

We compete in an industry characterized by rapid changes in consumer preferences, so our ability to continue developing new products to satisfy our consumers’ changing preferences will determine our long-term success.

Our current market distribution and penetration may be limited with respect to the population as a whole to determine whether the brand has achieved initial consumer acceptance, and there can be no assurance that this acceptance will ultimately be achieved. Based on industry information and our own experience, we believe that in general alternative or New Age beverage brands and products may be successfully marketed for five to nine years after the product is introduced in a geographic distribution area before consumers’ taste preferences change, although some brands or products have longer lives. In light of the limited life for alternative or New Age beverage brands and products, a failure to introduce new brands, products or product extensions into the marketplace as current ones mature could prevent us from achieving long-term profitability.

Our business and financial results depend on maintaining a consistent and cost-effective supply of raw materials.

Raw materials for our products include concentrate, glass, labels, caps and packaging materials. Currently, we purchase our flavor concentrate from two flavor concentrate companies, and we anticipate that we will purchase flavor concentrate from other flavor houses for future Jones and Whoopass flavors and/or additional products, with the intention of developing secondary sources of flavor concentrate for each of our products. We believe that we have adequate sources of raw materials, which are available from multiple suppliers, and that in general we maintain good supplier relationships. The price of our concentrates is determined by our flavor houses and us, and may be subject to change. Prices for the remaining raw materials are generally determined by the market, and may change at any time. Increases in prices for any of these raw materials could have a material adverse impact on our profitability and financial position. If we are unable to continue to find adequate suppliers for our raw materials on economic terms acceptable to us, this will adversely affect our results of operations.

Our sales are affected by seasonality.

As is typical in the beverage industry, our sales are seasonal. In a typical year, approximately 61.5% of our sales by volume occur from April to September and approximately 38.5% occur from October to March. As a result, our working capital requirements and cash flow vary substantially throughout the year. Consumer demand for our products is also affected by weather conditions. Cool, wet spring or summer weather could result in decreased sales of our beverages and could have an adverse effect on our results of operations.

The loss of key personnel would directly affect our efficiency and profitability.

We are dependent upon the creative skills and leadership of our founder, Peter M. van Stolk, who serves as President and Chief Executive Officer, as well as the management, financial and operational skills of Jennifer L. Cue, our Chief Financial Officer and Chief Operating Officer. We currently have in place with Mr. van Stolk a two-year employment agreement that expires on March 31, 2004, and we maintain key person life insurance in the amount of $1 million (Cdn.) on Mr. van Stolk. Our employment agreement with Ms. Cue expired by its terms on December 31, 2002, and we are currently in the process of negotiating a new employment agreement with Ms. Cue. The loss of either of Mr. van Stolk’s or Ms. Cue’s services could have a material adverse affect on our business and results of operations, including our ability to develop a long-term, profitable business plan.

Our management team consists of several key production, distribution, sales and financial personnel who have been recruited within the past several years. In order to manage and operate our Company successfully in the future, it may be necessary to further strengthen our management team.

We could be exposed to product liability claims for personal injury or possibly death.

Although we have product liability insurance in the aggregate amount of $5 million, with an each occurrence limit of $5 million, we cannot assure that the coverage will be sufficient to cover any or all product liability claims. To the extent our product liability coverage is insufficient, a product liability claim would likely have a material adverse affect upon our financial condition. In addition, any product liability claim successfully brought against us may materially damage the reputation of our products, thus adversely affecting our ability to continue to market and sell that or other products.

Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively.

Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks, patent and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. We are pursuing the registration of our trademarks in the United States, Canada and internationally. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets (including our flavor concentrate trade secrets) and/or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, profitably exploit our unique products or recoup our associated research and development costs.

We have obtained a U.S. patent on our “myjones.com” methodology. While the number of business method patents issued by the U.S. Patent and Trademark Office has been growing substantially in recent years, there is still a significant degree of uncertainty associated with these patents. It is possible that our patent may be construed by a court of competent jurisdiction in a very limited manner such that it offers little or no basis for us to deter competitors from employing similar processes or does not allow us to defend against third party claims of patent infringement.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our unique beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

We face currency risks associated with fluctuating foreign currency valuations.

For the year ended December 31, 2002, approximately 14.1% of our sales were denominated in the Canadian dollar. A decrease in the value of the Canadian dollar in relation to the U.S. dollar after establishing prices and before our receipt of payment and conversion of such payment to U.S. dollars would have an adverse effect on our operating results. The majority of our products are produced and bottled in Canada. Accordingly, an increase in the value of the Canadian dollar in relation to the U.S. dollar could have an adverse effect on our production costs. Furthermore, the financial statements for our Canadian subsidiary are denominated in Canadian dollars; accordingly, on a consolidated financial statement reporting basis these numbers need to be converted into U.S. dollars and are affected by currency conversion rates. As of December 31, 2002, we have not entered into foreign currency contracts or other derivatives to mitigate the potential impact of foreign currency fluctuations.

The current U.S. economic uncertainty and international conflict with Iraq may have an adverse impact on our sales and earnings, and our shipping costs have increased.

We cannot predict the impact of the current economic uncertainty in the United States, or the current international situation with Iraq on our consumer demand for and sales of our products. In addition, recent volatility in the global oil markets has resulted in rising fuel and freight prices, which many shipping companies are passing on to their customers. Our shipping costs have increased over the past several months, and we expect these costs may continue to increase. Due to the price sensitivity of our products, we do not anticipate that we will be able to pass these increased costs on to our customers.

The market and liquidity for our shares is limited.

Our common stock is currently listed for trading in the United States on the OTC Bulletin Board and in Canada on the TSX Venture Exchange. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our securities than if the securities were traded on the Nasdaq Stock Market or another national exchange.

In addition, our common stock is subject to certain rules and regulations relating to “penny stock” (generally defined as any equity security that is not quoted on the Nasdaq Stock Market and that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain “sales practice requirements” for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional “accredited investors”), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stock held in the account, and certain other restrictions. For as long as our common stock is subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make it more difficult for us to raise capital in the future through sales of equity in the public or private markets.

The price of our common stock may be volatile.

There has been significant volatility in the volume and market price of our common stock, and this volatility may continue in the future. In addition, there is a greater chance for market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, general trends relating to the beverage industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

USE OF PROCEEDS

We will receive proceeds from the exercise of options granted under the 1996 Plan, which proceeds will be used by the Company to fund general working capital needs. We will not receive any of the proceeds from the sale of the shares of Common Stock pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling shareholders, as described below. See “Selling Shareholders” and “Plan of Distribution” described below.

SELLING SHAREHOLDERS

The shares of Common Stock of Jones Soda to which this prospectus relates are being registered for reoffers and resales by our present and former employees, officers and directors named below, who have acquired or may acquire the shares of Common Stock pursuant to our 1996 Stock Option Plan. The Selling Shareholders may resell all, a portion or none of such shares of Common Stock from time to time.

The following table sets forth certain information, to the knowledge of the Company, with respect to the beneficial ownership of our Common Stock by the selling shareholders as of September 19, 2003 and as adjusted to reflect the assumed sale of the shares of Common Stock offered by this prospectus. Beneficial ownership of the Common Stock by the selling shareholders following this offering will depend on the actual number of shares sold by each selling shareholders. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the Company’s knowledge, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite that shareholder’s name.

The shares of Common Stock offered by this reoffer prospectus may be offered from time to time by the selling shareholders named below. Each of the selling shareholders is a former or current employee, officer or directors of Jones Soda.

Applicable percentage ownership of our Common Stock is based on 19,871,596 shares of Common Stock outstanding as of September 19, 2003.

Selling Shareholder	Common Stock Ownership Prior to Offering		Number of Shares of Common Stock Offered	Common Stock Ownership After Offering
	Number	Percent		Number		Percent
Jennifer Cue (1)	715,134	3.5%	535,000	180,134	(1)	**
Peter van Stolk (2)	1,928,394	9.5	145,000	1,783,394	(2)	8.8%
543608 B.C. Ltd. (3)	120,000	**	120,000	—		—
548918 B.C. Ltd. (4)	120,000	**	120,000	—		—
Peter Cooper (5)	1,208,300	6.1	65,000	1,143,300	(5)	5.8
Mick Fleming (6)	80,000	**	65,000	15,000	(6)	**
Ron Anderson (7)	158,200	**	65,000	93,200	(7)	**
Matt Kellogg (8)	170,000	**	65,000	105,000	(8)	**
Frank Uy	113,000	**	40,000	73,000	(9)	**
Paul Weinstein	93,000	**	35,000	58,000	(10)	**
William Wong	25,000	**	25,000	—		—
Frank Barbara	13,125	**	10,000	3,125	(11)	**
TOTAL			1,290,000

**	Less than 1%.
(1)	Jennifer L. Cue serves as our Chief Operating Officer, Chief Financial Officer and Secretary and is a member of our board of directors. Includes 120,034 shares subject to stock options that are exercisable within 60 days of September 19, 2003 (“Vested Options”) held by Ms. Cue.
(2)	Peter M. van Stolk serves as our Chief Executive Officer and President and is a member of our board of directors. Includes 207,500 shares subject to Vested Options held by Mr. Van Stolk.
(3)	543608 B.C. Ltd. is a British Columbia corporation that is wholly-owned by Peter Van Stolk, our President, Chief Executive Officer and a director, that provided certain prior consulting services to the Company in 1998 and 1999, and received grants of stock options under the 1996 Plan.
(4)	548918 B.C. Ltd. is a British Columbia corporation that is wholly-owned by Jennifer L. Cue, our Chief Financial Officer, Chief Operating Officer and a director, that provided certain prior consulting services to the Company in 1998 and 1999 and received grants of stock options under the 1996 Plan.
(5)	Peter Cooper is a member of our board of directors and serves as Chairman of the Board. Shares held after offering includes 1,105,800 shares held by Clifton Investments, L.P. and 22,500 shares held by Willowbrook Investments L.P. Mr. Cooper is the managing member of Cooper Capital, LLC, which serves as the sole general partner of each of Clifton Investments, L.P. and Willowbrook Investments L.P. The general partner may be deemed to have shared voting and investment power for the shares held by such limited partnerships. Mr. Cooper disclaims beneficial ownership of all such shares held by Clifton Investments, L.P. and Willowbrook Investments L.P., except to the extent of his proportionate pecuniary interests therein. Also includes 15,000 shares subject to Vested Options held by Mr. Cooper.
(6)	Michael M. Fleming is a member of our board of directors. Consists of 15,000 shares subject to Vested Options held by Mr. Fleming.
(7)	Ron B. Anderson is a member of our board of directors. Includes 15,000 shares subject to Vested Options held by Mr. Anderson.
(8)	Matthew Kellogg is a member of our board of directors. Includes 55,000 shares subject to Vested Options held by Mr. Kellogg.
(9)	Includes 35,000 shares subject to Vested Options held by Mr. Uy.
(10)	Includes 35,000 shares subject to Vested Options held by Mr. Weinstein.
(11)	Consists of 3,125 shares subject to Vested Options held by Mr. Barbara.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders, including donees and pledges of shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us, and all brokerage commissions and similar selling expenses attributable to the sale of the shares will be borne by the selling shareholders. We will not receive any proceeds for the sale of our common stock by the selling shareholders.

The selling shareholders may sell the Common Stock being offered hereby in one or more of the following ways at various times:

•	on any national securities exchange or other market or quotation system on which our Common Stock may be listed or quoted at the time of sale, including the OTC Bulletin Board or the TSX Venture Exchange;
•	directly to institutional investors or other third parties;
•	through agents to the public or to institutional investors; or
•	by gift to a third party or as a donation to a charitable or other non-profit entity.

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the Common Stock at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. A distribution of the Common Stock by some of the selling shareholders may also be effected through the issuance by the selling shareholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options. We have advised the selling shareholders that Regulation M promulgated under the Exchange Act may apply to sales in the market and have informed them of the possible need for delivery of copies of this prospectus.

In addition, the selling shareholders may sell some or all of the shares of Common Stock covered by this prospectus through:

•	block trades in which a broker-dealer attempts to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.

When selling the Common Stock, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

•	enter into transactions involving short sales of the Common Stock by broker-dealers;
•	sell shares of Common Stock short and redeliver such shares to close out a short positions;
•	enter into options or other types of transactions that require the selling stockholders to deliver Common Stock to a broker-dealer, who will then resell or transfer the Common Stock under this prospectus; or
•	loan or pledge the Common Stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Pursuant to SEC rules, because the Company does not currently satisfy the “registrant requirements” for use of Form S-3, the selling shareholders will be limited in the amount of shares they sell in any three-month period pursuant to this prospectus. This limit is the amount specified in SEC Rule 144(e). Rule 144(e) provides that affiliates may sell an amount that does not exceed the greater of (i) 1% of the then outstanding shares of common stock of the company or, if applicable, (ii) the average weekly reported trading volume in shares of our common stock during the four calendar weeks preceding such sale. For as long as the Company is traded on the OTC Bulletin Board and is not listed on the Nasdaq Stock Market, clause (ii) will be inapplicable, and selling shareholders will be limited to 1% of the then outstanding shares of Common Stock of the company.

The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. Selling shareholders may agree to indemnify any broker-dealer or agent against liabilities related to selling the common stock, including liabilities arising under the Securities Act. The selling shareholders and any broker-dealers involved in the sale or resale of the Common Stock may qualify as “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concession may qualify as underwriters’ compensation under the Securities Act.

In addition to selling shares of Common Stock under this prospectus, the selling shareholders may:

•	transfer shares of Common Stock in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer;
•	sell shares of Common Stock under Rule 144 of the Securities Act rather than by means of this prospectus, if the transaction meets the requirements of Rule 144; or
•	sell shares of Common Stock by any other legally available means.

To the extent required, the specific shares to be sold, the names of the selling shareholders, the respective purchase prices and the public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompany prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

We are not aware of any agreements, arrangements or understandings between any of the selling shareholders and any brokers, dealers, agents or underwriters regarding the sale of shares or our Common Stock by the selling shareholders.

There can be no assurance that the selling shareholders will sell any or all of the shares of Common Stock offered hereby.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 23B.08.320 of the Washington Business Corporation Act (the “Washington Act”) authorizes a corporation to eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director or approving illegal distributions, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Section 23B.08.510 of the Washington Act, as amended, authorizes a court to award, or a corporation’s board of directors to grant, subject to certain limitations, indemnity to its directors and officers against reasonable expenses actually incurred in defending litigation against them in their capacities as directors and officers. This indemnity to directors and officers is sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Pursuant to Section 23B.08.560 of the Washington Act, the scope of the indemnification to Jones Soda’s directors and officers includes a right to indemnification for all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) actually incurred by any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

Article VI of Jones Soda’s Articles of Incorporation (the “Articles”) contains provisions implementing, to the fullest extent permitted by Washington law, limitations on a director’s liability to Jones Soda and its shareholders.

Article IX of Jones Soda’s By-laws (the “Bylaws”) provides that Jones Soda shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether criminal, administrative or investigative and whether formal or informal, whether or not brought by or in the right of Jones Soda, by reason of the fact that such person is or was a director or officer of Jones Soda, or who is or was serving at the request of Jones Soda as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of Jones Soda, against all reasonable expenses incurred by the director or officer in connection with such action, suit or proceeding.

Any indemnification under Jones Soda’s Bylaws, unless ordered by a court or advanced by Jones Soda in the manner described below, must be made by Jones Soda only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the shareholders; (b) by the Board of Directors of Jones Soda by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a quorum cannot be obtained, majority vote of a committee designated by the Board of Directors, which committee shall consist solely of two or more directors who were not parties to action, suit or proceeding; or (d) by special legal counsel selected by the Board of Directors of Jones Soda.

Reasonable expenses incurred by a director, officer, employee or agent may also be advanced by or reimbursed by Jones Soda in advance of the final disposition of the proceeding and in advance of any determination and authorization of indemnification. Jones Soda may also indemnify and advance expenses under sections 23B.08.510 through 23B.08.560 of the Washington Act to an employee or agent of the corporation who is not a director to the same extent as to a director.

Jones Soda has obtained and maintains officers’ and directors’ liability insurance insuring its officers and directors against certain liabilities for certain acts or omissions while acting in their official capacity, including liability under the Securities Act of 1933, as amended. The above discussion of the Washington Act, the Bylaws and the Articles is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the Bylaws and the Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Jones Soda pursuant to the foregoing provisions, or otherwise, Jones Soda has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Jones Soda of expenses incurred or paid by a director, officer or controlling person of Jones Soda in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Jones Soda will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

(1)	Annual Report on Form 10-KSB for the year ended December 31, 2002 filed on March 28, 2003;

(2)	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003 filed on May 14, 2003;

(3)	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003 filed on August 11, 2003;

(4)	Our Current Reports on Form 8-K filed on May 5, 2003 and August 1, 2003; and

(5)	The description of the Registrant’s common stock contained in the Registration Statement on Amendment No. 1 on Form 8-A/A filed on March 20, 2003, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that are subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (and that are filed prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or deregisters all securities remaining unsold) shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 23B.08.320 of the Washington Business Corporation Act (the “Washington Act”) authorizes a corporation to eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director or approving illegal distributions, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Article VI of the Registrant’s Articles of Incorporation contains provisions implementing, to the fullest extent permitted by the Washington Act, such limitations on a director’s liability to the Registrant and its shareholders.

Sections 23B.08.500 through 23B.08.600 of the Washington Act authorize a court to award, or a corporation’s board of directors to grant, subject to certain limitations, indemnification to its directors and officers against liability and reasonable expenses incurred in defending litigation against them in their capacities as directors and officers. This indemnity to directors and officers is sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Under the Washington Act, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of: (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of a director or officer finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

Article IX of the Registrant’s Bylaws (the “Bylaws”) provides that the Registrant shall indemnify, subject to certain limitations, any person who was or is a party or is threatened to be made a party to proceeding, whether or not brought by or in the right of the Registrant, by reason of the fact that such person is or was a director or officer of the Registrant, against liability and reasonable expenses incurred by the director or officer in connection with such proceeding. Any indemnification under the Registrant’s Bylaws, unless ordered by a court or advanced by the Registrant in the manner described below, must be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances. The determination must be made by one of the following: (a) by the board of directors of the Registrant by majority vote of a quorum consisting of directors who were not parties to the proceeding; (b) if a quorum of the board cannot be obtained, by majority vote of a committee designated by the board of directors, which committee shall consist solely of two or more directors who were not parties to the proceeding; (c) by special legal counsel selected by the board of directors of Registrant; or (d) by the shareholders. Reasonable expenses incurred by a director or officer may also be advanced by or reimbursed by the Registrant in advance of the final disposition of the proceeding and in advance of any determination and authorization of indemnification.

The Registrant has obtained and maintains a standard form directors’ and officers’ liability insurance policy insuring its directors and officers against certain liabilities for certain acts or omissions while acting in their official capacity, including liability under the Securities Act of 1933, as amended. The above discussion of the Washington Act, the Bylaws and the Articles is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the Bylaws and the Articles.

Item 7.	Exemption from Registration Claimed.

The securities of the selling shareholders being registered for reoffer or resale pursuant to the prospectus as part of this Registration Statement were issued by the Registrant pursuant to the 1996 Plan maintained by the Registrant in transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(2) thereto.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Cairncross & Hempelmann, P.S. regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP

23.2	Consent of Cairncross & Hempelmann, P.S. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Urban Juice & Soda Company Ltd. 1996 Stock Option Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001)

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in this Registrant Statement; and

(iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) For the purpose of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 23, 2003.

JONES SODA CO.

By:	/s/ Jennifer L. Cue
Jennifer L. Cue
Chief Financial Officer / Chief Operating Officer

POWER OF ATTORNEY

Each person whose individual signature appears below authorizes Peter M. van Stolk or Jennifer Cue, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on September 23, 2003.

Signature	Capacities
/s/ Peter M. van Stolk Peter M. van Stolk	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jennifer L. Cue Jennifer L. Cue	Chief Financial Officer, Chief Operating Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Ron B. Anderson Ron B. Anderson	Director

/s/ Scott Bedbury Scott Bedbury	Director

Peter Cooper	Director and Chairman of the Board

/s/ Michael M. Fleming Michael M. Fleming	Director

/s/ Matthew Kellogg Matthew Kellogg	Director

INDEX TO EXHIBITS

Exhibit No	Description

5.1	Opinion of Cairncross & Hempelmann, P.S. regarding legality of the shares of common stock being registered

23.1	Consent of KPMG LLP

23.2	Consent of Cairncross & Hempelmann, P.S. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Urban Juice & Soda Company Ltd. 1996 Stock Option Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001)